UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):            October 13, 2006

Valero GP Holdings, LLC
(Exact name of registrant as specified in its charter)

Delaware	001-32940	85-0470977
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Valero Way San Antonio, Texas	78249
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (210) 345-2000

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 13, 2006, Valero GP Holdings, LLC (the “Company”), Valero GP, LLC, a wholly owned subsidiary of the Company and the general partner of the general partner of Valero L.P., and Valero Energy Corporation (“Valero Energy”), entered into an Employee Benefits Transition Agreement effective as of July 1, 2006 (the “Transition Agreement”).  Valero Energy owns a 59.4% membership interest in the Company.

Prior to July 1, 2006, the employees of Valero GP, LLC were included in the various employee benefit plans of Valero Energy. These plans include a defined benefit pension plan, a retiree welfare benefit plan, health and welfare benefits, a defined contribution retirement plan, equity incentive plans and nonqualified deferred compensation plans. In accordance with the Transition Agreement and in connection with the Company’s initial public offering on July 19, 2006, employees of Valero GP, LLC were transitioned to newly enacted, comparable plans managed by Valero GP, LLC.

In connection with this transition, Valero Energy and certain of its subsidiaries transferred related liabilities and assets to the Company.  In addition, Valero Energy, at its cost and expense, agreed to assist Valero GP, LLC in the design, preparation and initial implementation of Valero GP, LLC’s employee benefit plans. Under the Transition Agreement, Valero Energy will continue to provide the transition services and arrangements described therein through the earlier of the completion of such services and arrangements or the effective date of the final sale by Valero Energy of its remaining membership interest in the Company, unless the parties agree otherwise.

Please read “8. Employee Benefit Plans” in the Valero GP Holdings, LLC Condensed Notes to Consolidated Financial Statements contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 as filed with the Securities and Exchange Commission on August 28, 2006 (File No. 001-32940).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Valero GP Holdings, LLC

Date: October 19, 2006	By:	/s/ Amy L. Perry
	Name:	Amy L. Perry
	Title:	Assistant Secretary